EXHIBIT 12
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

                         THE BEAR STEARNS COMPANIES INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)




                                  (Unaudited)    (Unaudited)
                                  Nine Months    Nine Months    Fiscal Year   Fiscal Year   Fiscal Year   Fiscal Year   Fiscal Year
                                     Ended         Ended          Ended         Ended          Ended        Ended         Ended
                                 March 29, 1996 March 31, 1995 June 30, 1995 June 30, 1994 June 30, 1993 June 30, 1992 June 30, 1991
                                 -------------- -------------- ------------- ------------- ------------- ------------- -------------
Earnings before provision
    for income taxes               $  559,106     $  243,755    $  388,082    $  642,799     $  614,398    $  507,625   $  229,501
                                   ----------     ----------    ----------    ----------     ----------    ----------   ----------


Added Fixed Charges:
    Interest                        1,463,102      1,214,021     1,678,515     1,023,866        710,086       834,859    1,141,029

    Interest factor in rent            19,301         18,264        24,594        21,772         20,874        20,084       18,715
                                   ----------     ----------    ----------    ----------     ----------    ----------   ----------

    Total Fixed Charges             1,482,403      1,232,285     1,703,109     1,045,638        730,170       855,733    1,159,744
                                   ----------     ----------    ----------    ----------     ----------    ----------   ----------

Earnings before fixed charges
    and provision for income taxes $2,041,509     $1,476,040    $2,091,191    $1,688,437     $1,344,568    $1,363,358   $1,389,245
                                   ==========     ==========    ==========    ==========     ==========    ==========   ==========


Ratio of Earnings to Fixed Charges        1.4            1.2           1.3           1.6            1.8           1.6          1.2
                                   ==========     ==========    ==========    ==========     ==========    ==========   ==========

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